Putnam RetirementReady 2025 Fund
7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	157
Class B   *
Class C   *

72DD2 (000s omitted)

Class M	*
Class R	*
Class Y	243

73A1
Class A	0.397
Class B	0.390
Class C	0.322

73A2
Class M	0.404
Class R	0.375
Class Y	0.418

74U1 (000s omitted)

Class A	672
Class B	3
Class C	1

74U2 (000s omitted)

Class M	2
Class R	*
Class Y	837

* Represents less than 1(000s omitted)

74V1

Class A	72.26
Class B	69.94
Class C	70.00

74V2

Class M	70.06
Class R	70.21
Class Y	72.50